Exhibit 4.1

Grant No. 2009- ______

TITAN ENERGY WORLD WIDE, INC.

2009 OMNIBUS STOCK INCENTIVE PLAN

STOCK OPTION AGREEMENT

This Stock Option Agreement (the "Option Agreement") is made and entered into as of the date of grant set forth below (the "Date of Grant") by and between Titan Energy Worldwide, Inc., a Nevada corporation (the "Company"), and the Optionee named below (the "Optionee").  Capitalized terms not defined herein shall have the meaning ascribed to them in the Company's 2009 Omnibus Stock Incentive Plan (the "Plan").

Name of Optionee:	_________________________________

Social Security No.:	_________________________________

Address:	_________________________________

_________________________________

_________________________________

Shares Subject to Option:	_________________________________

Exercise Price Per Share:	_________________________________

Date of Grant:	_________________________________

Vesting Commencement

Date:	_________________________________

Expiration Date:	_________________________________

Type of Stock Option

(Check one):	☐ Incentive Stock Option

☒ Non-Qualified Stock Option

1.           Number of Shares.  The Company hereby grants to Optionee an option (this "Option") to purchase the total number of shares of Common Stock set forth above as Shares Subject to Option (the "Option Shares") at the Exercise Price Per Share set forth above (the "Exercise Price"), subject to all of the terms and conditions of this Option Agreement and the Plan.  In the event the Option exceeds the $100,000 rule of Section 422(d), the portion of this Option in excess of $100,000 shall be treated as a Non-Qualified Stock Option.

2.           Option Term.  The term of the Option and of this Option Agreement (the "Option Term") shall commence on the Date of Grant set forth above and, unless the Option is previously terminated pursuant to Section 5 below, shall terminate upon the Expiration Date set forth above.  As of the Expiration Date, all rights of the Optionee hereunder shall terminate.

3.           Conditions of Exercise.

(a)           Subject to Section 5 below, the Option shall vest as to twenty-five (25%) of the Option Shares on the anniversary of the Vesting Commencement Date, and as to an additional 1/48 of the Option Shares on the last day of each of the next thirty-six (36) months following such anniversary; provided, however, that in the event Optionee's employment is terminated by the Company without Cause (as defined in Section 5 hereof) or by Optionee for Good Reason (as defined below) within twelve (12) months following a Change in Control of the Company, 100% of the Option Shares shall immediately vest and become fully exercisable.

For purposes of this Option Agreement, "Good Reason" shall mean the occurrence of any of the following events without Optionee's prior written consent: (i) a termination without Cause by the Company or any Parent or Subsidiary or successor thereof, as appropriate; (ii) a material reduction in Optionee's job responsibilities, provided that neither a mere change in title alone nor reassignment following a Change of Control to a position that is substantially similar to the position held prior to the Change in Control shall constitute a material reduction in job responsibilities; (iii) a reduction in Optionee's then-current base salary, provided that an across-the-board reduction in the salary level of all other employees or consultants in positions similar to Optionee's by the same percentage amount as part of a general salary level reduction shall not constitute such a salary reduction; (iv) requiring Optionee to relocate to a facility or location more than 50 miles from the Company's location at the time of the Change in Control, provided that required travel on corporate business to an extent consistent with the Optionee's job responsibilities shall not constitute a forced relocation.

For purposes of this Option Agreement, a "Change in Control" of the Company shall be deemed to occur as of such time of "Change in Control" means the first to occur of any one of the events set forth in the following paragraphs, provided that a Public Offering shall not constitute a Change in Control:

(i)
any Person is or becomes the "Beneficial Owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company) representing 50% or more of the Company's then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph (iii) hereof; or

(ii)
the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the effective date of a Public Offering, constitute the Board of Directors of the Company and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board of Directors or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii)
there is consummated a merger or consolidation of the Company with any other corporation other than (A) merger or consolidation which results in the directors of the Company immediately prior to such merger or consolidation continuing to constitute at least a majority of the board of directors of the Company, the surviving entity or any parent thereof, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company) representing 50% or more of the combined voting power of the Company's then outstanding securities; or

(iv)
the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity at least a majority of the board of directors of which comprises individuals who were directors of the Company immediately prior to such sale or disposition.

For the purposes of this Option Agreement, the term "Person" shall have the meaning given in Section 3(a)(9) of the Securities Exchange Act of 1934 (as amended), as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(b)           Notwithstanding anything to the contrary herein, this Option may not be exercised for vested Option Shares until the earlier of (i) January 1, 2011 or (ii) the date the Company consummates an initial underwritten public offering of its equity securities pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the "Securities Act") (either, hereinafter referred to as the "First Exercise Date"), at which time the right of the Optionee to purchase Option Shares with respect to which this Option has become vested may be exercised in whole or in part at any time or from time to time prior to expiration of the Option Term; provided, however, that the Option may not be exercised for a fraction of a Share.

4.           Method of Exercise of Option.

(a)           The Option may be exercised by delivering to the Company an executed stock option exercise agreement in the form attached hereto as Exhibit A, or in such other form as may be approved by the Administrator from time to time (the "Exercise Agreement"), which shall set forth, inter alia, (i) Optionee's election to exercise the Option, (ii) the number of shares of Common Stock being purchased and (iii) any representations, warranties and agreements regarding Optionee's investment intent and access to information as may be required by the Company to comply with applicable securities laws, and payment in full of the aggregate Exercise Price of the shares being purchased.  If someone other than the Optionee exercises the Option, then such person must submit documentation reasonably acceptable to the Company verifying that such person has the legal right to exercise the Option.

(b)           The Option may not be exercised unless the stockholders of the Company have approved the Plan and such exercise is in compliance with all applicable federal and state securities law, as they are in effect on the date of exercise.

(c)           Payment of the aggregate Exercise Price for Option Shares being purchased and any applicable withholding taxes may be made (i) in cash or by check, (ii) by means of a cashless exercise procedure either through a broker or, at the discretion of the Administrator, through withholding of shares of Common Stock otherwise issuable upon exercise of the Option in an amount sufficient to pay the aggregate Option Exercise Price and/or any applicable withholding taxes, (iii) in the form of unrestricted Shares already owned by the Optionee which, (x) in the case of unrestricted Shares acquired upon exercise of an option, have been owned by the Optionee for more than six months on the date of surrender, and (y) have an aggregate Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Shares as to which such Option shall be exercised, or (iv) by any other means of exercise authorized from time to time in the Plan and/or by the Board.

5.           Effect of Termination of Employment or Service.  Upon the termination of Optionee's employment or service with the Company or any Parent or Subsidiary under any circumstances, the Option shall immediately terminate as to any Option Shares that have not previously vested as of the date of such termination (the "Termination Date").

(a)           In the event of Optionee's termination of employment or service with the Company or any Parent or Subsidiary for "Cause" (as defined below), the Option shall immediately terminate in full as of the Termination Date.  For purposes of this Agreement, Cause shall mean the occurrence of any of the following events, as determined by the Committee in its sole and absolute discretion and which determination shall be final:  (i) Optionee's conviction of or plea of guilty or nolo contendere to the commission of an act or acts constituting a felony under the laws of the United States or any state thereof, (ii) action by Optionee toward the Company or any Parent or Subsidiary involving personal dishonesty, theft or fraud in connection with Optionee's duties as an employee of or consultant to the Company or any Parent or Subsidiary, (iii)  Optionee's willful failure to abide by or follow lawful directions of the Company or any Parent or Subsidiary or (iv) breach by Optionee of Section 6 of this Option Agreement.

(b)           In the event of Optionee's termination of employment or service with the Company or any Parent or Subsidiary for any reason other for Cause or as a result of Optionee's death or Disability, any portion of the Option that has vested as of the Termination Date shall be exercisable in whole or in part until the later of (i) ninety (90) days following the Termination Date or (ii) ninety (90) days following the First Exercise Date; provided, however, that in no event may the Option be exercised after the Expiration Date.  Upon expiration of such 90-day period, any unexercised portion of the Option shall terminate in full.

(c)           In the event of Optionee's termination of employment or service with the Company or any Parent or Subsidiary as a result of Optionee's death or Disability, any portion of the Option that has vested as of the Termination Date shall be exercisable in whole or in part any portion until the later of (i) one (1) year following the Termination Date or (ii) one (1) year following the First Exercise Date; provided, however, that in no event may the Option be exercised after the Expiration Date.  Upon expiration of such one-year period, any unexercised portion of the Option shall terminate in full.

6.           Noncompetition.  Optionee acknowledges that, in the course and as a result of employment with the Company or any Parent or Subsidiary, Optionee will obtain special training and knowledge and will come in contact with the Company's customers and potential customers, which training, knowledge, and contacts would provide invaluable benefits to competitors of the Company.  Accordingly, and in consideration of the Company's granting this Option to Optionee, which Optionee acknowledges is conditioned on the covenants contained herein, Optionee agrees that the Company will be entitled to terminate all rights to exercise the Option and to exercise the rights specified in Section 7 below in the event that, during the time Optionee is employed by the Company or any Parent or Subsidiary or within two years thereafter, except with the prior written consent of the Company, Optionee, either directly or indirectly, whether as an employee, employer, consultant, agent, principal, partner, owner, shareholder (other than as a holder of less than 5% of a publicly-traded class of securities), officer, director, or in any other individual or representative capacity, does any of the following:

(a)           competes with, or engages in any business that is competitive with the Company or any Parent or Subsidiary, as applicable, within 250 miles of any location at which Optionee was employed by or provided services to the Company or any Parent or Subsidiary;

(b)           solicits or accepts any business or employment from any person or entity that is, or any time within the preceding two years was solicited to become, a customer of the Company or any Parent or Subsidiary, as applicable;

(c)           recruits, solicits, discusses employment with, or assists any person or entity in recruiting any person who is, or at any time within the preceding one year was, an employee of the Company or any Parent or Subsidiary; or

(d)           discloses to any unauthorized person or entity, or uses, licenses, sells, conveys or otherwise exploits in competition with the Company or any Parent or Subsidiary or otherwise for the benefit of any person or entity other than the Company or any Parent or Subsidiary, any information proprietary to, used by, or in the possession of the Company or any Parent or Subsidiary or any of their customers and not generally known in the industry which is disclosed to or learned by Optionee while employed by the Company or any Parent or Subsidiary or thereafter, whether or not reduced to writing and whether or not conceived, originated, discovered, or developed in whole or in part by Optionee.

If any provision of this Section 6 should be found by any court of competent jurisdiction to be unreasonable by reason of its being too broad as to the period of time, territory, and/or scope, then, and in that event, such provision shall nevertheless remain valid and fully effective, but shall be considered to be amended so that the period of time, territory, and/or scope set forth shall be changed to be the maximum period of time, the largest territory, and/or the broadest scope, as the case may be, which would be found reasonable and enforceable by such court.

7.           Right of Repurchase.  In the event Optionee breaches the noncompetition provision set forth in Section 6 above, the Company will have the right to purchase any  Shares held by Optionee or any transferee (either being sometimes referred to herein as the "Holder") on the terms and conditions set forth in this Section (the "Right of Repurchase").

(a)           Exercise of Right of Repurchase.  At any time within one hundred fifty (150) days after the Committee discovers the breach of Section 6 hereof by Optionee, the Company shall have the right to exercise the Right of Repurchase, at a purchase price equal to the product of (i) the per share price paid by Optionee and (ii) the number of Shares being repurchased by the Company, plus simple interest on such aggregate amount at the rate of 6% per annum from the date of payment by Optionee to the date of tender of payment by the Company.  The Right of Repurchase may be exercised by notifying the Holder of the Company's election to exercise its right within the designated exercise period

(b)           Purchase Price.  The purchase price ("Repurchase Price") for the Option Shares purchased by the Company or its assignee(s) under this Section shall be the Offered Price.  If the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration shall be determined by the Board in good faith.

(c)           Payment.  Payment of the Repurchase Price shall be made, at the option of the Company, in cash (by check), by cancellation of all or a portion of any outstanding indebtedness of the Holder to the Company (or, in the case of repurchase by an assignee, to the assignee), or by any combination thereof.

8.           Adjustments.  In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split or similar change affecting the Common Stock, a substitution or proportionate adjustment shall be made in the kind, number and option price of shares of Common Stock subject to the unexercised portion of the Option as set forth in Section 4 of the Plan.

9.           Nontransferability of Option.  Except under the laws of descent and distribution or as otherwise provided by the Administrator, the Optionee shall not be permitted to sell, transfer, pledge or assign the Option and this Option Agreement; provided, however, that the Optionee shall be permitted to transfer this Option to the extent it is a Non-Qualified Stock Option to a trust controlled by the Optionee during the Optionee's lifetime for estate planning purposes.  Unless transferred pursuant to the foregoing sentence, the Option shall be exercisable, during the Optionee's lifetime, only by the Optionee.  Without limiting the generality of the foregoing, except as otherwise provided herein, the Option may not be assigned, transferred, pledged or hypothecated in any way, shall not be assignable by operation of law, and shall not be subject to execution, attachment or similar process.  Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Option shall be null and void and without effect.

10.           Company's Right of First Refusal.  Before any Option Shares held by Optionee or any transferee (either being sometimes referred to herein as the "Holder") may be sold or otherwise transferred (including transfer by gift or operation of law), the Company or its assignee(s) shall have a right of first refusal to purchase the Option Shares on the terms and conditions set forth in this Section (the "Right of First Refusal").

 (a)           Notice of Proposed Transfer.  The Holder of the Option Shares shall deliver to the Company a written notice (the "Notice") stating:  (i) the Holder's bona fide intention to sell or otherwise transfer the Option Shares; (ii) the name of each proposed purchaser or other transferee (each, a "Proposed Transferee"); (iii) the number of Option Shares to be transferred to each Proposed Transferee; and (iv) the bona fide cash price or other consideration payable by each Proposed Transferee for which the Holder proposes to transfer the Option Shares (the "Offered Price"), and the Holder shall offer the Option Shares at the Offered Price to the Company or its assignee(s).

(b)           Exercise of Right of First Refusal.  At any time within thirty (30) days after receipt of the Notice, the Company and/or its assignee(s) may, by giving written notice to the Holder, elect to purchase all, but not less than all, of the Option Shares proposed to be transferred to any one or more of the Proposed Transferees, at the purchase price determined in accordance with subsection (c) below.

(c)           Purchase Price.  The purchase price ("Purchase Price") for the Option Shares purchased by the Company or its assignee(s) under this Section shall be the Offered Price.  If the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration shall be determined by the Board in good faith.

(d)           Payment.  Payment of the Purchase Price shall be made, at the option of the Company or its assignee(s), in cash (by check), by cancellation of all or a portion of any outstanding indebtedness of the Holder to the Company (or, in the case of repurchase by an assignee, to the assignee), or by any combination thereof within 30 days after receipt of the Notice or in the manner and at the times set forth in the Notice.

(e)           Holder's Right to Transfer.  If all of the Option Shares proposed in the Notice to be transferred to any Proposed Transferee are not purchased by the Company and/or its assignee(s) as provided in this Section, then the Holder may sell or otherwise transfer such Option Shares to such Proposed Transferee(s) at the Offered Price or at a higher price, provided that such sale or other transfer is consummated within 120 days after the date of the Notice and provided further that any such sale or other transfer is effected in accordance with any applicable securities laws and the Proposed Transferee(s) agrees in writing that the provision of this Section shall continue to apply to the Option Shares in the hands of the Proposed Transferee(s).  If the Option Shares described in the Notice are not transferred to the Proposed Transferee(s) within such period, a new Notice shall be given to the Company, and the Company and/or its assignees shall again be offered the Right of First Refusal before any Option Shares held by the Holder may be sold or otherwise transferred.

 (f)           Exception for Certain Family Transfers.  Anything to the contrary contained in this Section notwithstanding, the transfer of any or all of the Option Shares during the Optionee's lifetime or on the Optionee's death by will or intestacy to the Optionee's immediate family or a trust for the benefit of the Optionee's immediate family shall be exempt from the provisions of this Section.   "Immediate Family" as used herein shall mean spouse, lineal descendant or antecedent, father, mother, brother or sister.  In such case, the transferee or other recipient shall receive and hold the Option Shares so transferred subject to the provisions of this Section, and there shall be no further transfer of such Option Shares except in accordance with the terms of this Section.

 (g)           Termination of Right of First Refusal.  The Right of First Refusal shall terminate as to any Option Shares upon the consummation of an initial underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the "Securities Act").

11.           Investment Representation.  The Optionee hereby represents and warrants to the Company that the Optionee, by reason of the Optionee's business or financial experience (or the business or financial experience of the Optionee's professional advisors who are unaffiliated with and who are not compensated by the Company or any affiliate or selling agent of the Company, directly or indirectly), has the capacity to protect the Optionee's own interests in connection with the transactions contemplated under this Option Agreement.

12.           Notices.  All notices and other communications under this Agreement shall be in writing and shall be given by facsimile or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three days after mailing or 24 hours after transmission by facsimile to the respective parties named below:

If to Company:

Titan Energy Worldwide

6130 Blue Circle Dr.

Minnetonka, MN 55343

Attn: John Tastad

If to the Optionee:

Name: _____________________

Address: ___________________

City/ST ____________________

Either party hereto may change such party's address for notices by notice duly given pursuant hereto.

13.           Tax Consequences.  Set forth below is a brief summary as of the Effective Date of some of the Federal tax consequences of exercise of the Option and the disposition of the Shares.  This summary is necessarily incomplete, and the tax laws and regulations are subject to change.  Optionee should consult a tax adviser before exercising the Option or disposing of the Shares.

 (a)           Exercise and Disposition of Incentive Stock Option.  If the Option qualifies as an Incentive Stock Option ("ISO"), there will be no regular Federal income tax liability upon the exercise of the Option, although the excess, if any, of the aggregate Fair Market Value of the Shares being purchased on the date of exercise over the aggregate Exercise Price of the Shares being purchased will be treated as a tax preference item for Federal alterative minimum tax purposes and may subject Optionee to such alternative minimum tax in the year of exercise.

 If the Shares are held for more than one (1) year after the date of the transfer of the Shares pursuant to the exercise of an ISO and are disposed of more than two (2) years from the Date of Grant, any gain realized on the disposition of such Shares will be treated as long term capital gain for Federal income tax purposes.  If the Shares being purchased upon exercise of an ISO are disposed of prior to the expiration of two years from the Date of Grant or within one year from the date transfer of the Shares pursuant to the exercise of an ISO (a "Disqualifying Disposition"), Optionee will realize ordinary income at the time of the disposition in an amount equal to the excess, if any, of the aggregate Fair Market Value of the Shares at the time of exercise (or, if less, the amount realized on such disqualifying disposition) over the aggregate Exercise price of the Shares being purchased, and (ii) any additional gain will be subject to tax as short-term or long-term capital gain.  In such case, the Company may claim a deduction for Federal income tax purposes at the time of such Disqualifying Disposition for the amount taxable to Optionee as ordinary income.

 (b)           Exercise and Disposition of Non-Qualified Stock Option.  If the Option does not qualify as an Incentive Stock Option, Optionee will recognize ordinary income for Federal income tax purposes in an amount equal to the excess of the aggregate Fair Market Value of the Shares purchased over the aggregate Exercise Price.  The Company will generally be entitled to a tax deduction at such time and in the same amount as the Optionee recognizes ordinary income.

 Optionee will recognize a capital gain or capital loss upon the disposition of the Shares acquired upon exercise of a Non-Qualified Stock Option ("NSO") in an amount equal to the difference between the aggregate Fair Market Value of such Shares on the date it was acquired and the amount realized in the disposition.  Such gain or loss will be long-term if the stock has been held for more than one year.

14.           Securities Laws Requirements.  The Option shall not be exercisable to any extent, and the Company shall not be obligated to transfer any Option Shares to the Optionee upon exercise of such Option, if such exercise, in the opinion of counsel for the Company, would violate the Securities Act (or any other federal or state statutes having similar requirements as may be in effect at that time).  Further, the Company may require as a condition of transfer of any Option Shares pursuant to any exercise of the Option that the Optionee furnish a written representation that he or she is purchasing or acquiring the Option Shares for investment and not with a view to resale or distribution to the public.  The Optionee hereby represents and warrants that he or she understands that the Option Shares are "restricted securities," as defined in Rule 144 under the Securities Act, and that any resale of the Option Shares must be in compliance with the registration requirements of the Securities Act, or an exemption therefrom, and with the requirements of any applicable "Blue Sky" law.  Each certificate representing Option Shares shall bear the legends set forth below and with any other legends that may be required by the Company or by any Federal or state securities laws:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE RESTRICTED SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES THEREUNDER, AND MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED IN THE ABSENCE OF REGISTRATION OR AN EXEMPTION THEREFROM.

THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND A RIGHT OF FIRST REFUSAL HELD BY THE ISSUER OR ITS ASSIGNEE(S).  SUCH TRANSFER RESTRICTIONS AND RIGHT OF FIRST REFUSAL ARE BINDING ON TRANSFEREES OF THESE SHARES.

Further, if the Company decides, in its sole discretion, that the listing or qualification of the Option Shares under any securities or other applicable law is necessary or desirable, the Option shall not be exercisable, in whole or in part, unless and until such listing or qualification, or a consent or approval with respect thereto, shall have been effected or obtained free of any conditions not acceptable to the Company.

15.           No Obligation to Register Option Shares.  The Company shall be under no obligation to register the Option Shares pursuant to the Securities Act or any other Federal or state securities laws.

16.           Market Stand-Off.  In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act for such period as the Company or its underwriters may request (such period not to exceed 180 days following the date of the applicable offering), the Optionee shall not, directly or indirectly, sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer, or agree to engage in any of the foregoing transactions with respect to, any Option Shares acquired under this Option Agreement without the prior written consent of the Company or its underwriters.

17.           Protections Against Violations of Agreement.  No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the Option Shares by any holder thereof in violation of the provisions of this Agreement or the Certificate of Incorporation or the Bylaws of the Company, will be valid, and the Company will not transfer any of said Option Shares on its books nor will any of said Option Shares be entitled to vote, nor will any dividends be paid thereon, unless and until there has been full compliance with said provisions to the satisfaction of the Company.  The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce said provisions.

18.           Withholding Requirements.  The Company's obligations under this Option Agreement shall be subject to all applicable tax and other withholding requirements, and the Company shall, to the extent permitted by law, have the right to deduct any withholding amounts from any payment or transfer of any kind otherwise due to the Optionee.

19.           Failure to Enforce Not a Waiver.  The failure of the Company to enforce at any time any provision of this Option Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

20.           Governing Law.  This Option Agreement shall be governed by and construed according to the laws of the State of Minnesota without regard to its principles of conflict of laws.

21.           Incorporation of Plan.  The Plan is hereby incorporated by reference and made a part hereof, and the Option and this Option Agreement shall be subject to all terms and conditions of the Plan.

22.           Amendments.  This Option Agreement may be amended or modified at any time only by an instrument in writing signed by each of the parties hereto.

23.           Rights as a Stockholder.  Neither the Optionee nor any of the Optionee's successors in interest shall have any rights as a stockholder of the Company with respect to any shares of Common Stock subject to the Option until the date of issuance of a stock certificate for such shares of Common Stock.

24.           Agreement Not a Contract for Services.  Neither the Plan, the granting of the Option, this Option Agreement nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that the Optionee has a right to continue to provide services as an officer, director, employee, consultant or advisor of the Company or any Parent, Subsidiary or affiliate of the Company for any period of time or at any specific rate of compensation.

25.           Authority of the Board.  The Board shall have full authority to interpret and construe the terms of the Plan and this Option Agreement.  The determination of the Board as to any such matter of interpretation or construction shall be final, binding and conclusive.

26.           Acceptance.  Optionee hereby acknowledges receipt of a copy of the Plan and this Option Agreement.  Optionee has read and understands the terms and provision thereof, and accepts the Option subject to all the terms and conditions of the Plan and this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Option Agreement on the day and year first above written.

TITAN ENERGY WORLDWIDE, INC.

By

Name

Title

The Optionee

EXHIBIT A

TITAN ENERGY WORLDWIDE, INC.

STOCK OPTION AGREEMENT

NOTICE OF EXERCISE

______________, ____

Titan Energy Worldwide, Inc.

6130 Blue Circle Dr.

Minnetonka, MN 55343

Attn:  Secretary

On April 30, 2009, I was granted an option (an "Option") by Diverse Networks, Inc. (the "Company") under the Company's 2007 Omnibus Stock Incentive Plan (the "Plan") and a stock option agreement, between myself and the Company, dated as of [____________] (the "Agreement").  This letter is to notify you that I wish to purchase Option Shares under the Agreement as set forth below.

Exercise of Option

1.                I wish to purchase   Option Shares at the current exercise price of $0.10 per share for a total cost of $_________.

2.                I am paying for these Option Shares as follows:

___	By enclosing cash and/or a certified or cashier's check payable to the Company in the amount of $______.

3.                I am paying the local, state and federal withholding taxes and/or all other taxes that the Company has advised me are due as follows:

___	By enclosing cash and/or a certified or cashier's check payable to the Company in the amount of $______.

___	By authorizing the Company to withhold from the number of Option Shares I would otherwise receive that number of Shares having a fair market value equal to the minimum tax withholding due.

4.                In exercising my Option I hereby warrant and represent to the Company that:

A.
I have no contract, undertaking, agreement, or arrangement with any person to sell or transfer to such person or to any third person any of the Option Shares (other than any pledge or similar agreement entered into to facilitate the exercise of the Option) and, I am acquiring such Option Shares for investment only and not with a view toward distribution.

B.
I acknowledge that the Company has no obligation to issue a certificate evidencing any Option Shares purchasable by me until the purchase price of such Option Shares is fully paid as set forth in the Option Agreement.

Very truly yours,

Optionee

Name and Address (please print)

Telephone Number	( )

Social Security Number